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                                                            Exhibit 12.2


                             Boston Edison Company
               Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                    Twelve Months Ended September 30, 1995
                                (in thousands)



Net income from continuing operations               $129,753

Income taxes                                          76,864

Fixed charges                                        129,701
                                                    --------
     Total                                          $336,318
                                                    ========
Interest expense                                    $119,679
Interest component of rentals                         10,022
                                                    --------
     Subtotal                                        129,701
                                                    ========
Preferred stock dividend requirements                 24,503
                                                    --------
     Total                                          $154,204
                                                    ========
Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.18
                                                        ====
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